Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4, No. 333-196585) and related Prospectus of Sysco Corporation for the registration of 89,100,089 shares of its common stock and to the incorporation by reference therein of our report dated August 26, 2013, with respect to the consolidated financial statements of Sysco Corporation, and the effectiveness of internal control over financial reporting of Sysco Corporation, included in its Annual Report (Form 10-K) for the year ended June 29, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

August 7, 2014